Exhibit 99.2

ORCHESTRA’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Orchestra BioMed, Inc. and its consolidated subsidiaries should be read together with Orchestra’s audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021, together with the related notes thereto, filed as Exhibit 99.1 to the Current Report on Form 8-K/A (the “Form 8-K/A”) with which this Exhibit is filed. In addition to historical financial information, this discussion contains forward-looking statements based upon Orchestra’s current expectations that involve risks and uncertainties. Orchestra’s actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under the heading “Risk Factors—Risks Related to Orchestra’s Business and New Orchestra Following the Business Combination” in the definitive proxy statement/prospectus of Health Sciences Acquisitions Corporation 2 (“HSAC2”) filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b)(3) on December 16, 2022. HSAC2 is the predecessor of Orchestra BioMed Holdings, Inc. (“New Orchestra”), which become the holding company of Orchestra Biomed upon the closing of the business combination between HSAC2 and Orchestra BioMed (the “Business Combination”) on January 26, 2023. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. Unless otherwise indicated or the context otherwise requires, references included in this Orchestra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Orchestra,” “Orchestra’s, “we,” “its,” and “our” refer to Orchestra BioMed, Inc. and its consolidated subsidiaries.

Closing of Business Combination with HSAC2

On January 26, 2023, we closed the Business Combination with HSAC2, which resulted in, among other things, our becoming a wholly owned subsidiary of New Orchestra, and New Orchestra’s receipt of gross proceeds of approximately $70.0 million from the Business Combination. On January 27, 2023, New Orchestra’s common stock began trading on The Nasdaq Global Market under the symbol “OBIO.” For additional information, see Note 15, Subsequent Events, to Orchestra’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with the related notes thereto, filed as Exhibit 99.1 to the Form 8-K/A.

Overview

Orchestra is a biomedical innovation company accelerating high-impact solutions for large unmet needs in procedure-based medicine through risk-reward sharing partnerships with leading medical device companies. Orchestra’s partnership-enabled business model focuses on forging strategic collaborations with leading medical device companies to drive successful global commercialization of products it develops. Orchestra is led by a highly accomplished, multidisciplinary management team and a board of directors with extensive experience in all phases of therapeutic device development. Orchestra’s business was formed in 2018 by assembling a pipeline of multiple late-stage clinical product candidates originally developed by its founding team. Its flagship product candidates are BackBeat CNT for the treatment of hypertension (“HTN”), a significant risk factor for death worldwide, and Virtue SAB for the treatment of atherosclerotic artery disease, the leading cause of mortality worldwide.

Since inception, Orchestra has devoted the substantial majority of its resources to performing research and development and clinical activities in support of its product development and collaboration efforts. Orchestra has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from our distribution agreement (the “Terumo Agreement”) with Terumo Medical Corporation (“Terumo”), and borrowings under debt arrangements. Orchestra has raised a cumulative $166.8 million in gross proceeds through the issuance of convertible preferred stock and has received $30.0 million from the Terumo Agreement through December 31, 2022. Orchestra has incurred net losses each year since inception. Orchestra’s net losses were $23.0 million and $33.6 million during 2021 and 2022, respectively. Orchestra expects to continue to incur significant losses for the foreseeable future. As of December 31, 2022, Orchestra had an accumulated deficit of $199.7 million.

Orchestra was incorporated in Delaware in 2017 and completed a recapitalization and mergers with Caliber Therapeutics, Inc., a Delaware corporation that has, among other things, the rights to the Virtue SAB product candidate and BackBeat Medical, Inc., a Delaware Corporation that has, among other things, the rights to the Backbeat CNT product candidate in 2018. Orchestra completed the conversions of Caliber Therapeutics, Inc. to Caliber Therapeutics, LLC, a Delaware limited liability company, and BackBeat Medical, Inc. to BackBeat Medical, LLC, a Delaware limited liability company, in 2019.

COVID-19 Impact and Business Update

Outbreaks of contagious disease, including COVID-19, or other adverse public health developments in the U.S. or worldwide could have a material adverse effect on our business, financial condition and results of operations. While many of the direct impacts of the COVID-19 pandemic have eased, the longer-term macroeconomic effects on global supply chains, inflation, labor shortages and wage increases continue to impact many industries. Moreover, with the potential for new strains of existing viruses to emerge, or other pandemics or epidemics, governments and businesses may re-impose aggressive measures to help slow its spread in the future. As the COVID-19 pandemic developed, Orchestra took numerous steps to help ensure the health and safety of its employees.

Orchestra continues to actively monitor the impact of the COVID-19 pandemic on its development programs. To date, Orchestra has experienced some impacts on its development programs due to the pandemic, including delays in receiving products and services from certain of Orchestra’s manufacturing and other key vendors as a direct or indirect result of the COVID-19 pandemic, including supply chain issues, and competition for manufacturing capacity from manufacturers of COVID-19 related therapeutics. Orchestra has also experienced challenges related to recruiting, enrolling and treating patients in clinical studies due to patients’ concern regarding exposure risk; patients and clinical study staff being exposed to SARS-CoV-2 or contracting COVID-19; reduced staffing at clinical study sites due to the diversion of resources at clinical sites to address the effects of the pandemic; and travel restrictions and shutdowns impacting patients and clinical study staff. While many of these impacts have been resolved, Orchestra continues to monitor its clinical development and supply chain and contingency planning is ongoing with its partners to reduce the possibility and magnitude of interruptions to its development activities or the availability of necessary materials.

The full extent of the impact and effects of COVID-19, and any future pandemics or epidemics, will depend on future developments, including, among other factors, how rapidly variants develop, availability, acceptance and effectiveness of vaccines along with related travel advisories, quarantines and restrictions, the recovery time of the disrupted supply chains and industries, the impact of labor market interruptions, the impact of government interventions, and uncertainty with respect to the duration of the global economic slowdown. Orchestra will continue to actively monitor the situation related to COVID-19 and any future pandemics or epidemics and may take further actions that alter Orchestra’s operations, including those that federal, state or local authorities may require, or that Orchestra determines in the best interests of Orchestra’s clinical study subjects, employees and other third parties with whom Orchestra does business. While many of the direct impacts of the COVID-19 pandemic have eased, the extent to which the COVID-19 pandemic may affect Orchestra’s future business, operations and development timelines and plans, including the resulting impact on Orchestra’s expenditures and capital needs, remains uncertain.

Components of Our Results of Operations

Partnership Revenue

To date, Orchestra’s partnership revenues relate to the Terumo Agreement described below. In future periods, partnership revenues may also include revenues related to the Exclusive License and Collaboration Agreement, dated as of June 30, 2022, by and among, Orchestra, BackBeat Medical, LLC and Medtronic, Inc. (an affiliate of Medtronic plc) (the “Medtronic Agreement”), discussed in Note 4, Medtronic Agreement, to our consolidated financial statements included in Exhibit 99.1 to the Form 8-K/A.

Orchestra entered into the Terumo Agreement in June 2019, and has determined that the arrangement represents a contract with a customer and is therefore in scope of ASC 606, Revenues from Contracts with Customers. Under this agreement, Orchestra received an upfront payment of $30.0 million in 2019, may receive additional payments based on the achievement of certain development and regulatory milestones and is also eligible to earn royalties on future sales by Terumo based on royalty rates ranging from 10 – 15%.

Under the Terumo Agreement, Orchestra was initially eligible for certain milestone payments in the amount of $65 million from Terumo upon completion of certain minimum enrollments in clinical studies, making certain filings and submissions, and obtaining certain regulatory approvals and certifications. Of these milestone payments, $35 million relate to achieving certain milestones by specified target achievement dates. As of the date of this filing, Orchestra has already passed the target achievement dates for two $5 million milestone payments, in each case, without achieving the related milestones. In addition, due to delays in Orchestra’s Virtue SAB program resulting from the COVID-19 pandemic, supply chain issues and unexpected regulatory delays and requirements, including increased testing and other activities related to chemistry, manufacturing, and control, increased nonclinical and good laboratory practice preclinical data requirements, including biocompatibility, as well as a requirement to repeat good laboratory practice preclinical studies already performed based on changes to source of component materials and a change in manufacturing site, that caused Orchestra to amend its original project plan, Orchestra is unlikely to be able to complete the remaining time-based milestones by the specified target achievement dates to earn the remaining $25 million in time-based milestone payments pursuant to the Terumo Agreement. Further, Terumo has the right to terminate the agreement, or certain of its obligations thereunder, if certain milestones are not achieved. However, in June 2022, Orchestra and Terumo signed a letter agreement whereby the parties agreed to negotiate in good faith over 12 months mutually agreeable adjustments to certain target achievement dates to reflect the regulatory and pandemic-related delays. There is no assurance as to the outcome of these negotiations with respect to any potential modifications to the milestone target achievement dates. In addition, Orchestra will manufacture, or have manufactured, SirolimusEFR and has exclusive rights to sell it on a per unit basis to Terumo for use in the Virtue SAB product, and Terumo may also request other services from Orchestra from time to time.

Orchestra recorded the $30.0 million upfront payment received in 2019 from Terumo within deferred revenue and is recognizing the upfront payment over time based on a proportional performance model based on the costs incurred to date relative to the total costs expected to be incurred through the completion of the development of the Coronary ISR indication, for which Orchestra is primarily responsible. Orchestra has recognized $10.5 million in cumulative partnership revenues from 2019 through December 31, 2022. There were no other proceeds received pursuant to the Terumo Agreement from 2019 through December 31, 2022.

In June 2022, we entered into the Medtronic Agreement for the development and commercialization of BackBeat CNT for the treatment of HTN in patients indicated for a cardiac pacemaker. Orchestra entered into the Medtronic Agreement and has determined that the arrangement is a collaboration within the scope of ASC 808, Collaborative Arrangements. In addition, Orchestra concluded that Medtronic, Inc. (“Medtronic”), an affiliate of Medtronic plc, is a customer for a good or service that is a distinct unit of account, and therefore the transactions in the Medtronic Agreement should be accounted for under ASC 606. Through December 31, 2022, there have been no amounts recognized as revenue under the Medtronic Agreement.

Product Revenue

Product revenues related to sales of FreeHold’s intracorporeal organ retractors and such revenues are recognized at a point-in-time upon the shipment of the product to the customer given payment terms are typically 30 days. FreeHold products are currently only sold in the United States.

Cost of Product Revenue and Gross Margin

Cost of product revenue consists primarily of costs of finished goods components for use in FreeHold’s products and assembled, warehoused and inventoried by a third-party vendor. Orchestra expects cost of finished goods product revenue to increase in absolute terms as our revenue grows.

Orchestra’s gross margin has been and will continue to be affected by a variety of factors, including finished goods manufactured component parts and the cost to assemble and warehouse the FreeHold product finished goods inventory.

Research and Development Expenses

Research and development expenses consist of applicable personnel, consulting, materials and clinical study expenses. Research and development expenses include:

●	Certain personnel-related expenses, including salaries, benefits, bonus, travel and stock-based compensation;

●	Cost of clinical studies to support new products and product enhancements, including expenses for clinical research organizations, or CROs, and site payments;

●	Product device materials and drug supply and manufacturing used for internal research and development and clinical activities;

●	Allocated overhead including facilities and information technology expenses; and

●	Cost of outside consultants who assist with device and drug development, regulatory affairs, clinical affairs and quality assurance.

Research and development costs are expensed as incurred. Research and development activities are central to Orchestra’s business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical studies. In the future, Orchestra expects research and development expenses to increase in absolute dollars as it continues to develop new products, enhance existing products and technologies, initiate clinical studies, manufacture drug supply for internal research and development and clinical trial supply and perform activities related to obtaining additional regulatory approvals. Orchestra does not track expenses by product candidate, unless tracking such expenses is required pursuant to the revenue recognition model for a collaborative arrangement.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of personnel-related expenses, including salaries, benefits, bonus, travel and stock-based compensation. Other selling, general and administrative expenses include professional services fees, including legal, audit investor/press relations, non-income taxes, insurance costs, cost of outside consultants and employee recruiting and training costs. Moreover, Orchestra expects to incur additional expenses associated with operating as a public company, including legal, accounting, insurance, exchange listing and SEC compliance and investor relations. Orchestra expects quarterly selling, general and administrative expenses, excluding stock compensation expense, to continue to increase as a public company.

Interest Income (Expense), Net

Interest income reflects the income generated from marketable securities during the year. Interest expense is attributable to loan interest. In December 2019, Orchestra entered into a Loan and Security Agreement with Silicon Valley Bank for a term loan as described in Note 14, Debt Financing, to our consolidated financial statements included in Exhibit 99.1 to the Form 8-K/A (the “2019 Loan and Security Agreement”). This agreement provided Orchestra with capital for development and general corporate purposes. On December 31, 2020, Orchestra borrowed $10 million under the 2019 Loan and Security Agreement.

In June 2022, Orchestra entered into a Loan and Security Agreement with Avenue Venture Opportunities Fund I and II (the “2022 Loan and Security Agreement”). As part of the 2022 Loan and Security Agreement, Orchestra paid off the balance of the 2019 Loan and Security Agreement with Silicon Valley Bank. The terms of the 2022 Loan and Security Agreement include a term loan of up to $20 million available in two tranches with the first tranche of $10 million that was drawn at closing in June of 2022, and a second tranche of $10 million available at closing of the Series D-2 that has not yet been drawn. Additionally, Orchestra may have access to a third tranche of $30 million subject to certain financing milestones. The term loan accrues interest at a floating per annum rate equal to the Wall Street Journal prime rate plus 6.45%. The rate in effect at December 31, 2022 was 13.45%. Refer to Note 14, Debt Financing, to our consolidated financial statements included in Exhibit 99.1 to the Form 8-K/A.

Gain (Loss) on Fair Value Adjustment of Warrant Liability

Certain of Orchestra’s outstanding warrants contain features that require the warrants to be accounted for as liabilities. The warrants are subject to re-measurement at each balance sheet date with gains and losses reported through Orchestra’s consolidated statements of operations and comprehensive loss as gain (loss) on fair value adjustment of warrant liability.

Loss on Debt Extinguishment

As part of the 2022 Loan and Security Agreement, Orchestra paid off the balance of the 2019 Loan and Security Agreement with Silicon Valley Bank. The loss on debt extinguishment represents charges incurred as a result of the payoff of the 2019 Loan and Security Agreement.

Gain (Loss) on Fair Value of Strategic Investments

The gain (loss) on fair value of strategic investments represents a change in the fair value of Orchestra’s investment in Motus GI and preferred shares and convertible notes of a privately-held company and related party (Vivasure). The shares held of Motus GI represent equity securities with a readily determinable fair value and are required to be measured at fair value at each reporting period using readily determinable pricing available on a securities exchange, in accordance with the provisions of ASU 2016-01, Recognition and Measurement of Financial Assets and Liabilities. The investments in Vivasure do not have readily determinable fair values and are recorded at cost, less any impairment, plus or minus changes resulting from observable price changes in orderly transactions for identical or similar investments of the same issuer.

Results of Operations

Comparison of the Years Ended December 31, 2021 and 2022

The following table presents Orchestra’s statements of operations for the years ended December 31, 2021 and 2022, and the dollar and percentage change between the two years (in thousands):

	Year Ended December 31,
	2021	2022	Change $	Change %
Revenue:
Partnership revenue	$(1,475)	$2,862	$4,337	294%
Product revenue	693	671	(22)	(3)%
Total revenue	(782)	3,533	4,315	552%
Expenses:
Cost of product revenue	199	211	12	6%
Research and development	12,890	21,945	9,055	70%
Selling, general and administrative	7,928	14,034	6,106	77%
Total expenses	21,017	36,190	15,173	72%
Loss from operations	(21,799)	(32,657)	(10,858)	(50)%
Other income (expense):
Interest (expense) income, net	(927)	50	977	105%
Gain (loss) on fair value adjustment of warrant liability	699	(1,350)	(2,049)	(293)%
Loss on debt extinguishment	—	(682)	(682)	NM (1)
(Loss) gain on fair value of strategic investments	(987)	1,031	2,018	204%
Total other expense	(1,215)	(951)	264	22%
Net loss	$(23,014)	$(33,608)	$(10,594)	(46)%

(1)	Amount is not meaningful

Partnership Revenue

Partnership revenue increased by $4.3 million, or 294%, from ($1.5) million in 2021 to $2.9 million in 2022. Partnership revenue relates to the recognition of the combined performance obligation for the license granted to Terumo and the ongoing research and development services over the estimated performance period for the Virtue SAB Coronary ISR indication, using a proportional performance model, based on the costs incurred relative to the total estimated costs of the research and development services. As of each quarterly reporting date, Orchestra evaluates its estimates of the total costs expected to be incurred through the completion of the combined performance obligation and updates its estimates as necessary.

For the years ended December 31, 2021 and 2022, the expenses incurred related to the Terumo Agreement were approximately $9.9 million and $14.3 million, respectively. The estimated total costs associated with the Terumo Agreement through completion increased by approximately 85% as of December 31, 2021 as compared to the estimates as of December 31, 2020, and increased by approximately 10% as of December 31, 2022, as compared to the estimates as of December 31, 2021. The increase in the estimated costs relates to an extension of the estimated performance period by twelve months, due in part to delays resulting from the COVID-19 pandemic, as well as supply chain issues and unexpected changes to regulatory requirements, including increased testing and other activities related to chemistry, manufacturing and control, increased nonclinical and good laboratory practice preclinical data requirements, including biocompatibility, as well as a requirement to repeat good laboratory practice preclinical studies already performed based on changes to source of component materials and a change in manufacturing site, that caused the Company to amend its original project plan. While the Company believes it has estimated total costs associated with the Terumo Agreement through completion, these estimates encompass a broad range of expenses over a multi-year period and, as such, are subject to periodic changes as new information becomes available. While Orchestra believes it has estimated total costs associated with the Terumo Agreement through completion, these estimates encompass a broad range of expenses over a multi-year period and, as such, are subject to periodic changes as new information becomes available.

Product Revenue

Product revenue decreased by $22,000, or 3%, from $693,000 in 2021 to $671,000 in 2022. The decrease was primarily due to a decrease in the purchase volume of FreeHold Duo and Trio intracorporeal organ retractors. There have been no changes to the per unit sale price in either period presented. Product revenue consisted of the sale of FreeHold Duo and Trio intracorporeal organ retractors and revenue is recognized when product is shipped to customers.

Cost of Product Revenue

Cost of product revenue increased by $12,000, or 6%, from $199,000 in 2021 to $211,000 in 2022. The increase was primarily due to increased production costs of FreeHold Duo and Trio intracorporeal organ retractors.

Research and Development Expenses

The following table summarizes Orchestra’s research and development expenses for the years ended December 31, 2021 and 2022 (in thousands):

	Years Ended December 31,
	2021	2022
Personnel and consulting costs	$6,539	$9,442
Research and development program costs, supplies and testing	4,139	9,175
Clinical development costs	742	1,932
Other research and development costs	1,470	1,396
Total research and development expenses	$12,890	$21,945

Research and development expenses increased by $9.1 million, or 70%, from $12.9 million in 2021 to $21.9 million in 2022. This was primarily due to an increase of $5.0 million in animal study and drug formulation development costs. There was also an increase in personnel related expenses of $2.9 million due to increased headcount and associated expenses.

The total research and development expenses summarized above include $9.1 million in 2021 and $13.9 million in 2022 related to the Terumo Agreement. The increase of $4.8 million is due to increased expense activity related to the Terumo Agreement during the 2022 period.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased by $6.1 million, or 77%, from $7.9 million in 2021 to $14.0 million in 2022. The increase was primarily due to an increase in headcount which resulted in a $2.1 million increase in salary and medical benefit costs, along with increased stock-based compensation of $2.7 million, increased outside consultant expenses of $499,000 and $464,000 of accounting, finance and legal expenses incurred in connection with the overall growth of the business and in preparation for becoming a public company.

Interest (Expense) Income, Net

Interest (expense) income, net, increased by $977,000, or 105%, from $927,000 of expense in 2021 to $50,000 of income in 2022. The net interest expense in 2021 consisted primarily of interest expense incurred resulting from the December 31, 2020 drawdown of the $10.0 million tranche from the termination of the 2019 Loan and Security Agreement. The net interest income in 2022 consisted primarily of monthly interest incurred resulting from the 2019 Loan and Security Agreement and interest expense incurred resulting from the 2022 Loan and Security Agreement through September 2022 offset by interest earned from marketable securities.

Gain (Loss) on Fair Value Adjustment of Warrant Liability

The gain on fair value adjustment of warrant liability was $699,000 in 2021 as compared to a loss of $1.4 million in 2022. The change year over year is primarily a result of an amendment to the terms of certain existing warrant agreements, which included modifying the underlying shares of the warrants from preferred warrants to common warrants and reducing the strike prices. Such amendments resulted in $810,000 of additional expense for the year ended December 31, 2022. Further, the change in the fair value of our outstanding warrants due to an increase in the fair value of the underlying common and preferred stock resulted in $578,000 of additional expense for year ended December 31, 2022.

Loss on Debt Extinguishment

The loss on debt extinguishment was $682,000 for 2022. The loss was due to recognition of unamortized debt discount as well as the early termination payment related to the early termination and repayment of the existing 2019 Loan and Security Agreement in June 2022.

(Loss) Gain on Fair Value of Strategic Investments

The loss on fair value of strategic investments was $1.0 million in 2021, as compared to a gain of $1.0 million for 2022. The amount recognized in 2021 related to the change in fair value in our common stock holdings of Motus GI Holdings, Inc. The amount recognized in 2022 relates to a gain on our strategic investment in Vivasure of $1.9 million, partially offset by the change in fair value in our common stock holdings of Motus GI Holdings, Inc. The gain on our strategic investment in Vivasure is attributable to an observable price change for an identical investment due to a new third-party investment. Therefore, the investment is measured at fair value and a gain was recognized.

Liquidity and Capital Resources

From inception through December 31, 2022, Orchestra has incurred significant operating losses and negative cash flows from its operations. Orchestra’s net losses were $23.0 million and $33.6 million for the years ended December 31, 2021 and 2022, respectively. As of December 31, 2022, Orchestra had an accumulated deficit of $199.7 million. Orchestra has funded its operations primarily through the issuance of convertible preferred stock as well as through proceeds from the Terumo Agreement, borrowings under debt arrangements and, to a lesser extent, from FreeHold product revenue. Orchestra has raised a cumulative $166.8 million in gross proceeds through the issuance of convertible preferred stock and has received $30.0 million from the Terumo Agreement through December 31, 2022. Orchestra had $19.8 million in cash and cash equivalents at December 31, 2022, which consisted primarily of bank deposits and money market funds. Orchestra also had $63.9 million of short-term marketable securities at December 31, 2022, which consisted primarily of its investments in corporate and government debt securities.

In addition, On January 26, 2023, we closed the Business Combination with HSAC2, which resulted in, among other things, our becoming a wholly owned subsidiary of New Orchestra, and New Orchestra’s receipt of gross proceeds of approximately $70.0 million from the Business Combination. On January 27, 2023, New Orchestra’s common stock began trading on The Nasdaq Global Market under the symbol “OBIO.” For additional information, see Note 15, Subsequent Events, to Orchestra’s audited consolidated financial statements as of and for the years ended December 31, 2022, and 2021, together with the related notes thereto, filed as Exhibit 99.1 to the Form 8-K/A.

Funding Requirements

Orchestra expects its operating expenses to increase significantly as Orchestra continues to develop and seek regulatory approvals and along with its partners, prepare for potential commercialization of Orchestra’s product candidates. Orchestra’s research and development spending is expected to increase from historical levels during 2023 as it performs enabling work in preparation for the BackBeat CNT and Virtue SAB pivotal studies, commences enrollment of both planned studies and executes additional planned research and development activities. In addition, Orchestra expects its selling, general and administrative expenses to increase due to increases in headcount along with expenses associated with being a public company. Based on current clinical development and other research and development plans and budget estimates, Orchestra anticipates that its cash and cash equivalents and marketable securities, in combination with the net proceeds received from the consummation of the Business Combination in January 2023, are sufficient to fund its operations into 2026.

The amount and timing of Orchestra’s future funding requirements may change from current estimates and will depend on many factors, including the cost and pace of execution of clinical studies and research and development activities, the strength of results from clinical studies for its flagship product candidates and other research, development, manufacturing and commercial activities as well as the potential receipt of revenues under the Medtronic Agreement, the Terumo Agreement and/or future collaborations. Orchestra may seek additional funding through the issuance of new equity, may make drawdowns on its existing or new loan facilities, may receive milestone payments from the Terumo Agreement or through payments from collaborations or partnerships with other companies, and/or may realize cash from the sale of some or all of its strategic holdings, although there are no assurances in this regard.

Cash Flows

The following table summarizes Orchestra’s cash flow data for the periods indicated (in thousands):

	Year Ended December 31,
	2021	2022
Net cash used in operating activities	$(19,429)	$(29,289)
Net cash provided by (used in) investing activities	13,017	(64,122)
Net cash provided by (used in) financing activities	(3,993)	103,257
Net (decrease) increase in cash and cash equivalents	$(10,405)	$9,846

Comparison of the Years Ended December 31, 2022 and 2021

Net Cash Flows from Operating Activities

Net cash used in operating activities for the year ended December 31, 2022 was $29.3 million and primarily consisted of our net loss of $33.6 million, and changes in net operating assets and liabilities of $450,000, which was offset by non-cash charges of $4.7 million. Our non-cash charges primarily consisted of a loss on fair value adjustment of warrant liability of $1.4 million, loss on debt extinguishment of $682,000, stock-based compensation of $3.4 million, amortization of deferred financing costs of $163,000 and non-cash lease expense of $571,000, offset by a $1.0 million gain on the fair value of investments and $600,000 related to accretion and interest of marketable securities. The net change in operating assets and liabilities were primarily due to a decrease in deferred revenue of $2.9 million, an increase in prepaid expenses and other assets of $439,000, and an increase in inventory of $208,000, offset by an increase in accounts payable, accrued expenses and other liabilities of $3.4 million and various other immaterial changes.

Net cash used in operating activities for the year ended December 31, 2021 was $19.4 million and primarily consisted of our net loss of $23.0 million, which was offset by non-cash charges of $1.0 million and changes in net operating assets and liabilities of $2.6 million. Our non-cash charges primarily consisted of a $1.0 million adjustment in fair value of strategic investments, stock-based compensation of $302,000, and amortization of deferred financing fees of $217,000, partially offset by a gain on fair value adjustment of warrant liability of $699,000. The net change in operating assets and liabilities were primarily due to an increase in deferred revenue of $1.5 million related to the extension of the expected timeline and increasing budgeted costs of the performance obligation from the Terumo Agreement during the year and an increase of $1.1 million in accounts payable and accrued expenses due to timing of vendor payments.

Net Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2022, was $64.1 million, which consisted of the purchase of $63.3 million of marketable securities, $591,000 of property and equipment and $208,000 of strategic investments.

Net cash provided by investing activities for the year ended December 31, 2021 was $13.0 million, which primarily consisted of the sale of $13.5 million of marketable securities, partially offset by the purchase of property and equipment for $274,000 and the purchase of unsecured convertible redeemable loan notes and accumulated interest from Vivasure for $213,000.

Net Cash Flows from Financing Activities

Net cash provided by financing activities of $103.3 million for the year ended December 31, 2022 was attributable to gross proceeds from the Series D-1 private equity financing (the “Series D-1 Financing”), and the Series D-2 private equity financing (the “Series D-2 Financing”) totaling $110 million, and proceeds from the 2022 Loan and Security Agreement of $10 million. These proceeds were offset by $10.3 million of deferred financing and offer costs and principal repayment of $6.4 million, inclusive of debt extinguishment costs, from the termination of the 2019 Loan and Security Agreement to Silicon Valley Bank.

Net cash used in financing activities of $4.0 million for the year ended December 31, 2021 was primarily related to the principal repayment of $4.0 million from the 2019 Loan and Security Agreement to Silicon Valley Bank.

Contractual Obligations and Commitments

The following table summarizes Orchestra’s contractual obligations and commitments as of December 31, 2022 (in thousands):

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Operating lease obligations	$2,694	$823	$1,079	$704	$88
Debt, principal and interest(1)	14,328	1,414	9,491	3,423	—
Total	$17,022	$2,237	$10,570	$4,127	$88

(1)	In June 2022, the Company entered into the 2022 Loan and Security Agreement with Avenue Venture Opportunities Fund I and II. As part of the 2022 Loan and Security Agreement, the Company paid off the balance of the 2019 Loan and Security Agreement with Silicon Valley Bank. The 2022 Loan and Security Agreement will mature in June 2026. Refer to Note 14, Debt Financing, to our consolidated financial statements included in Exhibit 99.1 to the Form 8-K/A for additional information.

In addition, Orchestra enters into agreements in the normal course of business with clinical research organizations for work related to clinical trials and with vendors for preclinical studies and other services and products for operating purposes, which are cancelable at any time by us, generally upon 30 days prior written notice. These payments are not included in the above table of contractual obligations and commitments.

Critical Accounting Policies and Estimates

Orchestra’s financial statements are prepared in accordance with U.S. GAAP. The preparation of the financial statements in conformity with U.S. GAAP requires Orchestra’s management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Orchestra evaluates its significant estimates on an ongoing basis, including estimates related to the total costs expected to be incurred though the completion of the combined performance obligation of the Terumo Agreement, research and development prepayments, accruals and related expenses, and stock-based compensation. Orchestra bases its estimates on historical experience and on various other assumptions that Orchestra believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Orchestra believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Orchestra believes these are the most critical to aid in fully understanding and evaluating its financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to Orchestra’s audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, together with the related notes thereto, filed as Exhibit 99.1 to the Form 8-K/A.

Revenue Recognition

We recognize revenue under the core principle according to ASC 606 to depict the transfer of control to our customers in an amount reflecting the consideration we expect to be entitled to. In order to achieve that core principle, we apply the following five step approach: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when a performance obligation is satisfied.

Orchestra’s revenues are currently comprised of product revenue from the sale of FreeHold’s intracorporeal organ retractors, and partnership revenues under the Terumo Agreement related to the development and commercialization of Virtue SAB.

Product Revenues

Product revenues related to sales of FreeHold’s intracorporeal organ retractors are recognized at a point-in-time upon the shipment of the product to the customer, and there are no significant estimates or judgements related to estimating the transaction price. The product revenues consist of a single performance obligation, and the payment terms are typically 30 days. Product revenues are recognized solely in the United States.

Partnership Revenues

To date, Orchestra’s partnership revenues relate to the Terumo Agreement described below. In future periods, partnership revenues may also include revenues related to the Medtronic Agreement, discussed in Note 4 in the consolidated financial statements for the years ended December 31, 2021 and 2022.

Orchestra entered into the Terumo Agreement as further described in Note 3 to Orchestra’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2022, together with the related notes thereto, filed as Exhibit 99.1 to the Form 8-K/A. Orchestra assessed whether the Terumo Agreement fell within the scope of ASC 808, Collaborative Arrangements (ASC 808) based on whether the arrangement involved joint operating activities and whether both parties have active participation in the arrangement and are exposed to significant risks and rewards. Orchestra determined that the Terumo Agreement did not fall within the scope of ASC 808. Orchestra then analyzed the arrangement pursuant to the provisions of ASC 606 and determined that the arrangement represents a contract with a customer and is therefore within the scope of ASC 606.

The promised goods or services in the Terumo Agreement include (i) license rights to Orchestra’s intellectual property, and (ii) research and development services. Orchestra also has optional additional items in the Terumo Agreement, which are considered marketing offers and are accounted for as separate contracts with the customer if such option is elected by the customer, unless the option provides a material right which would not be provided without entering into the contract. Performance obligations are promised goods or services in a contract to transfer a distinct good or service to the customer. Promised goods or services are considered distinct when (i) the customer can benefit from the good or service on its own or together with other readily available resources or (ii) the promised good or service is separately identifiable from other promises in the contract. In assessing whether promised goods or services are distinct in the Terumo Agreement, Orchestra considered factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own or whether the required expertise is readily available.

Orchestra estimates the transaction price for the Terumo Agreement performance obligations based on the amount expected to be received for transferring the promised goods or services in the contract. The consideration includes both fixed consideration and variable consideration. At the inception of the Terumo Agreement, as well as at each reporting period, Orchestra evaluates the amount of potential payment and the likelihood that the payments will be received. Orchestra utilizes either the most likely amount method or expected amount method to estimate the amount expected to be received based on which method better predicts the amount expected to be received. If it is probable that a significant revenue reversal would not occur, the variable consideration is included in the transaction price.

The Terumo Agreement contains development and regulatory milestone payments. At contract inception and at each reporting period, Orchestra evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. At the end of each subsequent reporting period, Orchestra re-evaluates the probability of achievement of such development milestones and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect partnership revenues and earnings in the period of adjustment.

The Terumo Agreement also includes sales-based royalties and the license is deemed to be the predominant item to which the royalties relate. Accordingly, Orchestra will recognize royalty revenue when the related sales occur. To date, Orchestra has not recognized any royalty revenue under the arrangement.

Orchestra has determined that intellectual property licensed to Terumo and the research and development services to be provided through the premarket approval by the FDA for the ISR indication represent a combined performance obligation that is satisfied over time, and that the appropriate method of measuring progress for purposes of recognizing revenues relates to a proportional performance model that measures the proportional performance based on the costs incurred to date relative to the total costs expected to be incurred through the completion of the performance obligation. Orchestra evaluates the measure of progress at each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.

In 2021, the Company updated its estimates of the total costs expected to be incurred through the completion of the combined performance obligation. The impact of the changes in estimates resulted in reduction of partnership revenues of $6.5 million, or a net loss per share, basic and diluted, of $3.06. In 2022, the impact of the changes in estimates resulted in reduction of partnership revenues of $1.0 million, or a net loss per share, basic and diluted, of $0.43.

Orchestra receives payments from Terumo based on billing schedules established in the contract. Such billings for milestone related events have 10-day terms from the date the milestone is achieved, royalty payments are 20-day terms after the close of each quarter, any optional services are 20 days after receipt of an invoice and sales of the SirolimusEFR are within 30 days after receipt of the shipping invoices. Upfront payments are recorded as deferred revenue upon receipt or when due until Orchestra performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right to consideration is unconditional.

In June 2022, Orchestra, BackBeat Medical, LLC and Medtronic entered into the Medtronic Agreement for the development and commercialization of BackBeat CNT for the treatment of HTN in patients indicated for a cardiac pacemaker. Orchestra entered into the Medtronic Agreement and has determined that the arrangement is a collaboration within the scope of ASC 808, Collaborative Arrangements. In addition, Orchestra concluded Medtronic is a customer for a good or service that is a distinct unit of account, and therefore the transactions in the Medtronic Agreement should be accounted for under ASC 606. Through December 31, 2022, there have been no amounts recognized as revenue under the Medtronic Agreement.

Research and Development Prepayments, Accruals and Related Expenses

Orchestra incurs costs of research and development activities conducted by its third-party service providers, which include the conduct of preclinical and clinical studies. We are required to estimate our prepaid and accrued research and development costs at each reporting date. These estimates are made as of the reporting date of the work completed over the life of the individual study in accordance with agreements established with our service providers. The Company determines the estimates of research and development activities incurred at the end of each reporting period through discussion with internal personnel and outside service providers, as to the progress or stage of completion of trials or services, as of the end of the reporting period, pursuant to contracts with the third parties and the agreed upon fee to be paid for such services. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are accepted by the Company or the services are performed. Accruals are recorded for the amounts of services provided that have not yet been invoiced.

Stock-Based Compensation

Orchestra accounts for share-based payments at fair value. The fair value of stock options is measured using the Black-Scholes option-pricing model and the fair value of restricted stock is measured based on the fair value of Orchestra’s common stock underlying the award as of the grant date, described further below under “Fair value of common stock”. For share-based awards that vest subject to the satisfaction of a service requirement, the fair value measurement date for stock-based compensation awards is the date of grant and the expense is recognized on a straight-line basis, over the vesting period. Orchestra accounts for forfeitures as they occur.

Due to the absence of an active market for the Company’s common stock, the Company utilized methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants’ Audit and Accounting Practice Guide: Valuation of Privately-Held Company Equity Securities Issued as Compensation to estimate the fair value of its common stock. The fair value of the common stock has been determined based upon a variety of factors, including valuations of the Company’s common stock performed with the assistance of independent third-party valuation specialists; the Company’s stage of development and business strategy, including the status of research and development efforts of its product candidates, and the material risks related to its business and industry; the Company’s business conditions and projections; the Company’s results of operations and financial position, including its levels of available capital resources; the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies; the lack of marketability of the Company’s common stock as a private company; the prices of the Company’s convertible preferred stock sold to investors in arm’s length transactions and the rights, preferences and privileges of its convertible preferred stock relative to those of its common stock; the likelihood of achieving a liquidity event for the holders of the Company’s common stock, such as an initial public offering or a sale of the Company given prevailing market conditions; trends and developments in its industry; the hiring of key personnel and the experience of management; and external market conditions affecting the life sciences and biotechnology industry sectors. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date. In determining the exercise prices for options granted and fair value of restricted stock, the Company has considered the fair value of the common stock as of the grant date.

In the valuation analysis conducted as of December 31, 2021, which was used for grants in February of 2022, a probability weighted expected return method (“PWERM”) was utilized, in which the probability of a public company scenario was considered via either an IPO or SPAC transaction. A 10.0% discount for lack of marketability (“DLOM”) was applied to this scenario based on various put option models in which a key input is the expected time to the IPO or SPAC transaction. A private company scenario was also considered, in which the discounted cash flow method, guideline public company method, and guideline transaction methods were all utilized in determining fair value in the private company scenario. A 30.0% DLOM was applied to the private company scenario using the same put option methodology with a longer expected period. As of December 31, 2021, the valuation analysis resulted in a common stock fair value of $1.56.

In the valuation analysis conducted as of March 31, 2022, related to grants spanning April to June of 2022, a PWERM was utilized, in which the SPAC transaction was considered as a scenario using the expected pricing per share on an as-converted basis. For the quarter ended March 31, 2022, a SPAC transaction was considered with increased likelihood based on the fact that Orchestra had signed a non-binding letter of intent contemplating a business combination with HSAC2. A 13.0% DLOM was applied to the SPAC transaction scenario, which was estimated using put option models. A private company scenario was also considered, in which the discounted cash flow method, guideline public company method, and guideline transaction methods were all utilized in determining fair value in the private company scenario. A 30.0% DLOM was applied to the private company scenario using the same put option methodology. As of March 31, 2022, the valuation analysis resulted in a common stock fair value of $1.89.

In the valuation analysis conducted as of June 30, 2022, related to grants in August of 2022, a PWERM with SPAC transaction and private company scenarios was also utilized. For the quarter ended June 30, 2022, it was imminent that Orchestra would enter into a definitive merger agreement with HSAC2. Therefore, the pricing in the SPAC scenario in this analysis was also updated to reflect the negotiated pricing of that definitive agreement of $4.65 per share, which was subsequently entered into on July 5, 2022. The private company scenario was calculated using a recent financing methodology derived from the completion of the Series D-2 Financing, which was also priced at a $4.65 per share consistent with the implied value given the exchange ratio in the merger agreement and considered an arms’ length transaction. Given the definitive merger agreement with HSAC2 and the Series D-2 offering were both priced at $4.65 per share, the Company used this share price when establishing the strike prices of the options awarded in August and October of 2022. However, to estimate the fair value of common stock for stock-based compensation purposes, the Company applied a 30.0% DLOM to the private company scenario, which was estimated using put option models, while no DLOM was applied to the SPAC transaction scenario, given the $4.65 per share price was believed to reflect a marketable value. As of June 30, 2022, the valuation analysis resulted in a common stock fair value of $4.27.

In the valuation analysis conducted as of December 31, 2022, related to grants in fourth quarter of 2022, a PWERM with SPAC transaction and private company scenarios was also utilized. For the quarter ended December 31, 2022, Orchestra had achieved effectiveness related to its definitive merger agreement with HSAC2. Therefore, the pricing in the SPAC scenario in this analysis was also updated to reflect the negotiated pricing of that definitive agreement of $4.65 per share. The private company scenario was calculated using a recent financing methodology derived from the completion of the Series D-2 financing, which was priced at a $4.65 per share. Given the definitive merger agreement with HSAC2 and the Series D-2 offering were both priced at $4.65 per share, the Company used this share price when establishing the strike prices of the options awarded in the fourth quarter of 2022. However, to estimate the fair value of common stock for stock-based compensation purposes, the Company applied a 30.0% DLOM to the private company scenario, which was estimated using put option models, while no DLOM was applied to the SPAC transaction scenario, given the $4.65 per share price was believed to reflect a marketable value. As of December 31, 2022, the valuation analysis resulted in a common stock fair value of $4.52.

The following table summarizes the stock options granted by Orchestra in 2022, under the Orchestra 2018 Plan:

Issue Date	Shares	Strike Price	Fair Market Value per share (Common)	Stock-based Compensation expense through 12/31/2022
April 12, 2022	513,167	$1.89	$1.89	$151,759
April 13, 2022	5,000	$1.89	$1.89	$1,041
April 18, 2022	20,000	$1.89	$1.89	$4,163
May 2, 2022	10,000	$1.89	$1.89	$2,081
June 20, 2022	10,000	$1.89	$1.89	$998
August 18, 2022	4,222,385	$4.65	$4.27	$2,660,971
August 29, 2022	20,000	$4.65	$4.27	$4,565
October 26, 2022	130,000	$4.65	$4.52	$25,392
October 31, 2022	45,000	$4.65	$4.52	$8,807
November 28, 2022	15,000	$4.65	$4.52	$2,901
December 15, 2022	80,000	$4.65	$4.52	$6,718

The following table summarizes the restricted stock granted by Orchestra in 2022, under the Orchestra 2018 Plan:

Issue Date	Shares	Fair Market Value per share (Common)	Stock-based Compensation expense through 12/31/2022
February 3, 2022	251,413	$1.56	$43,150
April 12, 2022	142,052	$1.89	$57,369

Orchestra classifies stock-based compensation expense in the statement of operations and comprehensive loss in the same manner in which the award recipients’ payroll costs are classified or in which the award recipients’ service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option pricing model, which is based on the assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment and estimation by management.

●	Expected Term — The expected term represents the period that stock-based awards are expected to be outstanding. Orchestra’s historical share option exercise information is limited due to a lack of sufficient data points and does not provide a reasonable basis upon which to estimate an expected term. The expected term for option grants is therefore determined using the “simplified” method, as prescribed in the SEC’s Staff Accounting Bulletin (SAB) No. 107. The simplified method deems the expected term to be the midpoint between the vesting date and the contractual life of the stock-based awards.

●	Expected Volatility — The expected volatility is derived from the historical stock volatilities of comparable peer public companies within Orchestra’s industry that are considered to be comparable to its business over a period equivalent to the expected term of the stock-based awards, since there has been no trading history of Orchestra’s common stock.

●	Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the stock-based awards’ expected term.

●	Expected Dividend Yield — The expected dividend yield is zero as Orchestra has not paid, nor do it anticipate paying, any dividends on its common stock in the foreseeable future.

●	Common Stock Valuation — Given the absence of a public trading market for Orchestra’s common stock, Orchestra’s board of directors considers numerous subjective and objective factors to determine the best estimate of fair value of Orchestra’s common stock underlying the stock options granted to its employees and non-employees. In determining the grant date fair value of its common stock, Orchestra’s board considers, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Following completion of the Merger, the Board intends to determine the fair value of the common stock based on the closing price of the common stock on or around the date of grant.

During the years ended December 31, 2021 and 2022, stock-based compensation was $302,000 and $3.4 million, respectively. As of December 31, 2022, Orchestra had approximately $7.4 million of total unrecognized stock-based compensation, which it expects to recognize over a weighted-average period of approximately 3 years.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact Orchestra’s financial position and results of operations is disclosed in Note 2 to our 2022 Consolidated Financial Statements. Refer to Note 2, Summary of Significant Accounting Policies, to our consolidated financial statements included in Exhibit 99.1 to the Form 8-K/A.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our cash and cash equivalents and marketable securities as of December 31, 2021 and 2022 consisted of $9.9 million and $83.7 million, respectively, in bank deposits, money market funds and corporate and government debt instruments. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation; we do not enter into investments for trading or speculative purposes and have not used any derivative financial instruments to manage our interest rate exposure. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and cash equivalents and marketable securities.

Inflation Risk

Inflation could affect Orchestra by increasing its cost of labor and clinical study costs. Orchestra does not believe that inflation has had a material effect on its business, financial condition, or results of operations during the periods presented.